Exhibit 99.1

Seattle Genetics Reports Third Quarter 2017 Financial Results

-Third Quarter 2017 Revenues Were $135.3 Million, Including $79.2 Million in

ADCETRIS® (Brentuximab Vedotin) U.S. and Canada Net Sales-

-FDA Breakthrough Therapy Designation Granted for ADCETRIS in Combination with

Chemotherapy for Frontline Advanced Classical Hodgkin Lymphoma; Supplemental Biologics

License Application on Track for Submission in the Fourth Quarter of 2017-

-Full Data from ADCETRIS Phase 3 ECHELON-1 Trial Accepted for Presentation at ASH

Annual Meeting-

-Pivotal Trial Initiated of Enfortumab Vedotin in Locally Advanced or Metastatic Urothelial

Cancer-

-Conference Call Today at 4:30 p.m. ET-

Bothell, WA — October 26, 2017 — Seattle Genetics, Inc. (NASDAQ: SGEN) today reported financial results for the third quarter and nine months ended September 30, 2017. The company also highlighted ADCETRIS (brentuximab vedotin) commercialization and clinical development accomplishments, enfortumab vedotin (ASG-22ME) and tisotumab vedotin clinical activities, as well as progress with its pipeline of antibody-drug conjugates (ADCs) and other proprietary programs.

“We have recently delivered on several important goals that continue to strengthen the ADCETRIS brand and advance our portfolio of pipeline programs. The FDA granted Breakthrough Therapy Designation to ADCETRIS in combination with chemotherapy in frontline advanced classical Hodgkin lymphoma based on data from the phase 3 ECHELON-1 clinical trial, and we are on track to submit a supplemental Biologics License Application (BLA) for this indication soon. And, the supplemental BLA for ADCETRIS in cutaneous T-cell lymphoma was filed by the FDA with priority review and a PDUFA date of December 16, 2017,” said Clay Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “We have also made significant progress with our pipeline, which now includes two ADCs for which we are pursuing rapid development pathways based on positive FDA feedback. We and our partner Astellas have initiated a pivotal phase 2 trial of enfortumab vedotin in metastatic urothelial cancer, and we and our partner Genmab plan to advance tisotumab vedotin into a pivotal phase 2 trial for recurrent or metastatic cervical cancer in the first half of 2018. We anticipate several additional milestones before the end of 2017, including a strong presence at the American Society of Hematology annual meeting in December highlighted by a presentation of our full ECHELON-1 data in frontline Hodgkin lymphoma.”

ADCETRIS Program Highlights

•

ALCANZA Approval Application: The U.S. Food and Drug Administration (FDA) accepted for filing an ADCETRIS supplemental Biologics License Application (BLA) based primarily on data from the phase 3 ALCANZA trial in patients with CD30-expressing mycosis fungoides and primary cutaneous anaplastic large cell lymphoma, the most common subtypes of cutaneous T-cell lymphoma (CTCL). The FDA granted Priority Review to the application and the Prescription Drug User Fee Act (PDUFA) target action date is December 16, 2017. ADCETRIS previously received FDA Breakthrough Therapy Designation in this setting.

•	Frontline Hodgkin Lymphoma Breakthrough Therapy Designation: The FDA granted Breakthrough Therapy Designation to ADCETRIS in combination with chemotherapy for the frontline treatment of patients with advanced classical Hodgkin lymphoma. The designation is based on positive results from the phase 3 ECHELON-1 clinical trial.

•	ECHELON-1 Approval Application: Seattle Genetics expects to submit in the fourth quarter of 2017 a supplemental BLA to the FDA for approval of ADCETRIS in frontline advanced classical Hodgkin lymphoma.

•	ECHELON-1 Phase 3 Data at ASH: Data from the ECHELON-1 phase 3 trial were accepted for presentation at the American Society of Hematology (ASH) annual meeting being held December 9-12, 2017 in Atlanta, GA. In addition, more than a dozen other ADCETRIS data sets will be featured during the meeting.

•	ECHELON-2 Phase 3 Trial: ECHELON-2 is a phase 3 trial in frontline CD30-expressing mature T-cell lymphoma (MTCL), also known as peripheral T-cell lymphoma (PTCL). Data from the trial are expected in 2018.

•	Long-term Follow-up Data in Systemic ALCL: Seattle Genetics and its partner Takeda announced that final data from an ADCETRIS pivotal phase 2 clinical trial in relapsed or refractory systemic anaplastic large cell lymphoma (sALCL) were published in the journal Blood. The manuscript, which summarizes the five-year, end-of-study results, highlights durable, long-term remissions in sALCL patients treated with ADCETRIS monotherapy.

•	ADCETRIS Approval: Takeda continues to receive additional marketing approvals for ADCETRIS, which is now commercially available in 68 countries worldwide following the recent approval in South Africa.

ADCETRIS is not currently approved for use in CTCL, frontline Hodgkin lymphoma or frontline MTCL.

Enfortumab Vedotin Program Highlights

•	Pivotal Trial Initiated: Seattle Genetics and its collaborator Astellas initiated a pivotal phase 2 trial of single-agent enfortumab vedotin for locally advanced or metastatic urothelial cancer patients who received prior checkpoint inhibitor (CPI) therapy. The single-arm trial is designed to enroll approximately 120 patients and the primary endpoint is confirmed objective response rate per independent review. The trial may support regulatory submission under the FDA’s accelerated approval regulations.

•	Combination Clinical Trial Planned: Seattle Genetics and Astellas plan to initiate a phase 1b trial of enfortumab vedotin in combination CPI therapies, including pembrolizumab, for first- or second-line treatment of patients with locally advanced or metastatic urothelial cancer.

Tisotumab Vedotin Program Highlights

•	Co-development Option Exercised: Seattle Genetics exercised its option to co-develop tisotumab vedotin with Genmab, adding an additional ADC for solid tumors to its pipeline. The decision was based on promising data from a phase 1/2 trial conducted by Genmab in solid tumors, including cervical cancer. Going forward, Genmab and Seattle Genetics will co-develop and share all future costs and profits for tisotumab vedotin on a 50:50 basis.

•	Phase 1/2 Data in Cervical Cancer: Phase 1/2 data were featured in an oral presentation at the European Society for Medical Oncology annual meeting showing that of 34 relapsed, recurrent and/or metastatic cervical cancer patients evaluable for response, 11 patients (32 percent) achieved a response. Median duration of confirmed responses was 8.3 months. The most common adverse events of any grade were conjunctivitis (50 percent), epistaxis, fatigue and alopecia (47 percent each) and nausea (44 percent).

•	Planned Pivotal Trial: Seattle Genetics and Genmab announced plans to advance tisotumab vedotin into a pivotal phase 2 trial for recurrent or metastatic cervical cancer that relapses or progresses after standard of care treatment for cervical cancer. The single-arm trial is designed to enroll approximately 100 women and potentially could support registration under the FDA’s accelerated approval regulations.

Other Recent Activities

•	SGN-LIV1A Combination Clinical Trials: Seattle Genetics entered into collaboration agreements to expand the clinical evaluation of SGN-LIV1A in patients with breast cancer. The ADC will be evaluated in combination with pembrolizumab (KEYTRUDA) under an agreement with Merck and as part of a neoadjuvant treatment in the QuantumLeap Healthcare Collaborative’s phase 2 I-SPY 2 trial. Previously, Seattle Genetics entered into a collaboration with Roche for the evaluation of SGN-LIV1A in combination with atezolizumab (TECENTRIQ) as part of the MORPHEUS trial.

•	SGN-LIV1A Clinical Data: Data from a phase 1 trial of SGN-LIV1A monotherapy were accepted for presentation at the San Antonio Breast Cancer Symposium taking place December 4-9, 2017.

•	SGN-CD48A IND: An investigational new drug (IND) application was accepted by the FDA for the novel ADC SGN-CD48A. A phase 1 trial is planned in early 2018 for patients with relapsed multiple myeloma.

•	Manufacturing Facility: In October 2017, Seattle Genetics closed on its transaction to purchase Bristol-Myers Squibb’s state-of-the-art biologics manufacturing facility in Bothell, Washington. Seattle Genetics plans to utilize the facility primarily for antibody production for current and future pipeline programs.

•	ADC Collaborator Milestone: Seattle Genetics achieved a $12 million milestone payment under its ongoing ADC collaboration with AbbVie triggered by AbbVie’s clinical progress with depatuxizumab mafodotin (ABT-414) for patients with glioblastoma. Depatuxizumab mafodotin is an ADC targeting EGFR utilizing Seattle Genetics’ proprietary technology.

•	ADC Collaborator Progress: Roche announced that polatuzumab vedotin, an ADC utilizing Seattle Genetics’ technology, received Breakthrough Therapy Designation from the FDA and that a phase 3 trial in diffuse large B-cell lymphoma is planned for the fourth quarter of 2017. The ADC was previously granted PRIME (PRIority MEdicines) designation by the European Medicines Agency.

Third Quarter and Nine Months 2017 Financial Results

Total revenues in the third quarter and nine month periods ended September 30, 2017 increased to $135.3 million and $352.6 million, respectively, compared to $106.3 million and $312.9 million from the same periods in 2016. Revenues included:

•	ADCETRIS net sales in the third quarter of $79.2 million, a 13 percent increase from net sales of $70.1 million in the third quarter of 2016. For the year-to-date, ADCETRIS sales were $223.8 million, compared to $195.0 million for the year-to-date period in 2016, a 15 percent increase.

•	Royalty revenues in the third quarter of 2017 of $16.7 million, compared to $12.2 million in the third quarter of 2016. For the year-to-date in 2017, royalty revenues were $46.0 million, compared to $53.7 million for the first nine months of 2016. Royalty revenues are primarily driven by international sales of ADCETRIS by Takeda. Royalty revenues in 2016 included a $20.0 million sales milestone payment from Takeda earned in the first quarter of 2016.

•	Amounts earned under the company’s ADCETRIS and ADC collaborations totaling $39.4 million in the third quarter and $82.8 million for the first nine months of 2017, compared to $24.0 million and $64.1 million, respectively, for the same periods in 2016.

Total costs and expenses for the third quarter of 2017 were $167.5 million, compared to $138.7 million for the third quarter of 2016. For the first nine months of 2017, total costs and expenses were $503.4 million, compared to $399.7 million in the first nine months of 2016. The increase in 2017 costs and expenses was primarily driven by ADCETRIS drug supply provided to Takeda as well as investment in enfortumab vedotin, SGN-LIV1A and the company’s pipeline programs.

Non-cash, share-based compensation cost for the first nine months of 2017 was $47.9 million, compared to $37.0 million for the same period in 2016.

As part of a previously terminated license transaction with Immunomedics, Seattle Genetics holds 3.0 million shares of Immunomedics common stock and a warrant to purchase an additional 8.7 million shares. In September 2017, Immunomedics’ resale registration statement covering the shares issuable upon exercise of the warrant was declared effective by the SEC. As a result, the warrant is accounted for as a derivative security and marked-to-market. This led to a gain of $78.7 million in investment and other income, net, recorded in the quarter ended September 30, 2017.

Due to the gain on the Immunomedics warrant, Seattle Genetics reported net income in the third quarter of 2017 of $50.0 million, or $0.34 per fully diluted share, compared to a net loss of $31.8 million, or $0.23 per share, for the third quarter of 2016. For the nine months ended September 30, 2017, net loss was $66.3 million, or $0.46 per share, compared to a net loss of $85.0 million, or $0.61 per share, for the nine months period ended September 30, 2016.

As of September 30, 2017, Seattle Genetics had $470.4 million in cash, cash equivalents and investments.

2017 Financial Outlook

Seattle Genetics updated its full year 2017 financial guidance as follows:

	Current	Previous
Revenues from collaboration and license agreements	$90 million to $100 million	$75 million to $90 million

Royalty revenues	$60 million to $65 million	$50 million to $55 million

Research and development expenses	$460 million to $480 million	$460 million to $500 million

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss its third quarter 2017 financial results and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event will be available from the Seattle Genetics website at www.seattlegenetics.com, under the Investors section, or by calling 877-830-2649 (domestic)

or 785-424-1824 (international). The conference ID is 4819463. A replay of the discussion will be available beginning at approximately 4:30 p.m. PT today from the Seattle Genetics website or by calling 888-203-1112 (domestic) or 719-457-0820 (international), using conference ID 4819463. The telephone replay will be available until 5:00 p.m. PT on Monday, October 30, 2017.

About Seattle Genetics

Seattle Genetics is an innovative biotechnology company dedicated to improving the lives of people with cancer through novel antibody-based therapies. The company’s industry-leading antibody-drug conjugate (ADC) technology harnesses the targeting ability of antibodies to deliver cell-killing agents directly to cancer cells. Seattle Genetics commercializes ADCETRIS® (brentuximab vedotin) for the treatment of several types of CD30-expressing lymphomas. The company is also advancing a robust pipeline of novel therapies for solid tumors and blood-related cancers designed to address significant unmet medical needs and improve treatment outcomes for patients. More information can be found at www.seattlegenetics.com and follow @SeattleGenetics on Twitter.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s 2017 outlook, including anticipated 2017 revenues, costs and expenses; the company’s potential to achieve a series of regulatory and commercial milestones in 2017 and 2018; anticipated regulatory events and clinical activities, including data availability from ECHELON-2, as well as other planned and ongoing clinical trials, including clinical trials of enfortumab vedotin and tisotumab vedotin, the timing of these clinical trials, and their possible utility to support regulatory approval of the respective product candidates; the anticipated submission of a supplemental BLA for label expansion of ADCETRIS in frontline Hodgkin lymphoma and the timing thereof and other anticipated regulatory milestones, including any action by the FDA with respect to the supplemental BLA submitted for label expansion of ADCETRIS based on the ALCANZA trial; the opportunities for, and the therapeutic and commercial potential of, ADCETRIS, enfortumab vedotin, tisotumab vedotin, SGN-LIV1A and the company’s other product candidates; as well as other statements that are not historical facts. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the risks that the company’s 2017 ADCETRIS net sales and financial guidance may not be as expected. The company may also be delayed in its planned clinical trial initiations, the enrollment in and conduct of its clinical trials, obtaining data from clinical trials, planned regulatory submissions, and regulatory approvals in each case for a variety of reasons including the difficulty and uncertainty of pharmaceutical product development, unexpected adverse events or regulatory discussions or actions, including with respect to special protocol assessment agreements defining trial endpoints and the inherent uncertainty associated with the regulatory approval process. The company may also be unable to expand ADCETRIS’ labeled indications due to unexpected or delayed data from its ongoing phase 3 trials or regulatory action, including the risks that the company’s supplemental BLA submissions may not be accepted for filing by, or ultimately approved by, the FDA in a timely manner or at all or with the requested label, and may be unable to complete the development of, and obtain regulatory approval for, its product candidates. More information about the risks and uncertainties faced by Seattle Genetics is contained under the caption “Risk Factors” included in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS:

Investors:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com

Media:

Brandi Robinson

(425) 527-2910

brobinson@seagen.com

Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30, 2017	December 31, 2016
Assets
Cash, cash equivalents and investments	$470,365	$618,974
Other assets	382,718	219,422

Total assets	$853,083	$838,396

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$119,978	$120,669
Deferred revenue and long-term liabilities	73,397	83,640
Stockholders’ equity	659,708	634,087

Total liabilities and stockholders’ equity	$853,083	$838,396

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Revenues
Net product sales	$79,177	$70,117	$223,841	$194,981
Collaboration and license agreement revenues	39,444	23,974	82,779	64,148
Royalty revenues	16,670	12,224	46,025	53,743

Total revenues	135,291	106,315	352,645	312,872

Costs and expenses
Cost of sales	9,019	7,427	24,555	20,272
Cost of royalty revenues	5,196	3,748	13,900	10,470
Research and development	113,606	92,711	346,196	271,136
Selling, general and administrative	39,667	34,841	118,783	97,870

Total costs and expenses	167,488	138,727	503,434	399,748

Loss from operations	(32,197)	(32,412)	(150,789)	(86,876)
Investment and other income, net	82,218	660	84,460	1,903

Net income (loss)	$50,021	$(31,752)	$(66,329)	$(84,973)

Basic net income (loss) per share	$0.35	$(0.23)	$(0.46)	$(0.61)

Diluted net income (loss) per share	$0.34	$(0.23)	$(0.46)	$(0.61)

Weighted-average shares used in computing basic net income (loss) per share	143,357	140,928	142,876	140,369

Weighted-average shares used in computing diluted net income (loss) per share	148,068	140,928	142,876	140,369